Exhibit 99.1

For Immediate Release	CONTACT:
MAP Pharmaceuticals, Inc.
Lisa Johnson
Media Contact
650-386-3122
ljohnson@mappharma.com

MAP Pharmaceuticals Announces Exercise of Over-Allotment Option of 750,000 Shares of

Common Stock

Mountain View, CA, October 9, 2007/PRNewswire – FirstCall/—MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) announced today that the underwriters of its public offering of 5,000,000 shares of common stock have exercised their over-allotment option in full to purchase an additional 750,000 shares of common stock at the initial public offering price of $12.00 per share. The closing of this additional purchase option will increase the aggregate number of shares sold in this offering to 5,750,000, resulting in gross proceeds of $69.0 million.

Merrill Lynch & Co. and Morgan Stanley & Co. Incorporated were joint book-running managers for the offering and Deutsche Bank Securities Inc. was co-lead manager for the offering. MAP Pharmaceuticals’ common stock trades on the NASDAQ Global Market under the symbol “MAPP.”

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 4, 2007. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the final prospectus relating to the offering may be obtained from: Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080 or Morgan Stanley, Prospectus Department, 1585 Broadway, New York, New York 10036.

About MAP Pharmaceuticals

Located in Mountain View, California, MAP Pharmaceuticals, Inc. uses proprietary inhalation technologies to enhance the therapeutic benefits and commercial attractiveness of proven drugs while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. The Company has several proprietary product candidates in clinical development that address large market opportunities, including the two most advanced product candidates: a proprietary formulation of nebulized budesonide for the potential treatment of children with asthma, and a proprietary formulation of inhaled dihydroergotamine for the potential treatment of migraine. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.